Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated June 30, 2014, with respect to the audited consolidated financial statements of Stoke, Inc. and subsidiaries as of December 31, 2013 and 2012, which report appears in the Current Report on Form 8-K/A of Mavenir Systems, Inc. dated February 02, 2015.

/s/ Armanino LLP
San Ramon, California
February 13, 2015